Exhibit 99.1

[CN Bancorp Letterhead]

January 15, 2007

Dear Stockholder:

We are pleased to enclose a check for your fourth quarter dividend of $0.07 per share, plus a bonus dividend of $0.07 per share, to stockholders of record on December 31, 2006.  As we announced to you on December 20, 2006, we have signed a Definitive Merger Agreement for CN Bancorp, Inc. and its subsidiary, County National Bank, to be merged with Sandy Spring Bancorp of Olney, MD.  We have suspended the Dividend Reinvestment and Voluntary Purchase Plans in accordance with the Merger Agreement and all dividends are being paid in cash rather than in reinvested shares.

We appreciate the positive response that we have had from so many of you in regard to this proposed merger.  Sandy Spring Bank is awaiting regulatory consents and approvals for the merger and we will keep you informed of our progress.  We will hold a Stockholder Meeting sometime in the second quarter of this year.  Prior to that we will solicit your approval of the merger with a Proxy, which we urge you to return as promptly as possible.  (Please see the important information on the next page.) It is important that we receive your vote for all of your shares.  If any of your stock is held in street name at a brokerage, these shares cannot be counted unless you give specific authorization to the brokerage to vote your shares.  Please let us know if you have shares in street name so that we can be certain you receive the proxy materials from your broker.

Please call us if you have any questions.  We want to remind you again to be certain that you have all of your certificates so that you do not incur a fee to post a bond for lost certificates.  Shirley Palmer can replace them for you now at no cost.

We are very excited about this opportunity to merge with Sandy Spring Bank and look forward to the integration of our systems, products and technology that will bring many benefits to all of our customers.  We are confident that you will recognize that Sandy Spring Bank, like County National Bank, is committed to providing the highest standard of customer service.

As always, we thank you for your investment and support over the past ten years.  We wish you all good health and continued prosperity in 2007!

Very truly yours,

Jan W. Clark

Chairman, President and CEO

JWC/sp

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

Sandy Spring Bancorp, Inc. will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the SEC.  WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain these documents free of charge at the SEC’s web site (http://www.sec.gov).   In addition, documents filed with the SEC by Sandy Spring Bancorp, Inc. will be available free of charge from Shareholder Relations at 301/570-8338.  The directors, executive officers, and certain other members of management and employees of CN Bancorp are participants in the solicitation of proxies in favor of the merger from the shareholders of CN Bancorp.  Information about the directors and executive officers of CN Bancorp is set forth in CN Bancorp’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on February 28, 2006.

Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.”